Exhibit 10.07 OPTION PLAN #3

STATEMENT OF CONSENT OF THE BOARD OF DIRECTORS OF ASPEN EXPLORATION CORPORATION

April 27, 2005

     The undersigned, being all of the members of the Board of Directors of Aspen Exploration Corporation (the "Company"), hereby consent to the adoption of the following resolutions as of the date written above, even though these resolutions are executed as of a later date:

     The following resolutions formalize the decisions made by the Board of Directors of Aspen Exploration Corporation (the "Company") to grant options to certain officers, directors, employees and consultants during a meeting of the board in Naples, Florida on April 22, 2005, and are incorporated into the minutes of that meeting.

     WHEREAS, the directors, officers, employees and consultants have been working for the Company for a significant period of time, and the Company would like to encourage their continued performance with option grants as described herein:

Option Grant

RESOLVED, that non-qualified stock options, expiring as set forth below, to purchase shares of the Company's restricted common stock be and hereby are granted to the following persons, on the following terms, pursuant to the Stock Option Agreement in the form attached hereto, subject to their execution and requirement to execute and return to the Company such option agreement (which form be and hereby is authorized and approved):

R. V. Bailey, options to acquire 65,000 shares
Robert A. Cohan, options to acquire 80,000 shares
Robert F. Sheldon, options to acquire 65,000 shares
Ray K. Davis, options to acquire 25,000 shares
Judith L. Shelton, options to acquire 25,000 shares

and further

RESOLVED, that each of the options issuable to Ms. Shelton and Messrs. Bailey, Cohan, Davis and Sheldon shall vest and each of the options shall be exercisable at exercise prices as follows:

•	1/3 of such options on January 1, 2006 and are exercisable at $2.67 per share;
•	1/3 of such options on January 1, 2007 and are exercisable at $2.67 per share; and
•	1/3 of such options on January 1, 2008 and are exercisable at $2.67 per share and all of such options expire, unless exercised, at 5:00 pm Mountain time on January 1, 2010.

RESOLVED, there be and hereby are reserved for issuance pursuant to the options being granted hereby 260,000 shares of the Company's common stock to allow for the issuance of the stock underlying the options upon the exercise thereof; and further

RESOLVED, that upon exercise of the options and receipt of consideration in accordance with the option agreement, the shares issuable pursuant thereto, will be legally and validly issued, fully paid, and non-assessable; and further

Miscellaneous Resolutions

RESOLVED, that the exercise price of the options granted was determined based on the average closing price of the Company’s common stock for the ten trading days preceding the date of this consent, and as a result the Board of Directors has determined that there is no compensation element to the grant; and further

RESOLVED, that each of the recipients of options shall be responsible for their own obligations pursuant to the Internal Revenue Code of 1986, as amended (the "Code") and appropriate state taxation laws, and that the appropriate officers of the Company be and hereby are authorized and directed to issue to such persons appropriate reports reporting the grants to the Internal Revenue Service and appropriate state authorities; and further

RESOLVED, that each of the recipients shall be responsible for their personal reporting requirements under the Securities Exchange Act of 1934, as amended including (without limitation) Section 16(a) thereof; and further

RESOLVED, that the proper officers of the Company hereby are authorized to make all required regulatory filings with the Securities and Exchange Commission (the "SEC"), if any, related to the issuance of the stock options referenced in the foregoing resolutions;

RESOLVED, that the proper officers of the Company are hereby authorized and directed to take all such further action and to execute and deliver all such instruments and documents in the name and on behalf of the Company, and under its corporate seal or otherwise, as in their judgment shall be necessary, proper or advisable in order to fully carry out the intent and to accomplish the purposes of the foregoing resolutions;

RESOLVED, that if or when any of the parties, whether they be directors, employees or consultants, ceases to be affiliated with, or ceases to be employed by the Company, the unexercised options attributed to that person shall expire within three (3) months of such event and shall not thereafter be exercisable. Any unexercised options shall also expire upon the death of any of the parties.

The foregoing resolutions were approved by the undersigned at the meeting held as stated above.

Dated:	May 16, 2005	/s/ R. V. Bailey
R. V. Bailey, Chairman

Dated:	May 12, 2005	/s/ Robert A. Cohan
Robert A. Cohan, Director

Dated:	May 21, 2005	/s/ Robert F. Sheldon
Robert F. Sheldon, Director